10f-3 REPORT

SMITH BARNEY FUNDAMENTAL VALUE FUND INC.

May 1, 2004 through July 31, 2004

		Trade						% of
Issuer		Date	Selling Dealer		Amount	Price	Issue (1)
Allegheny Tech Inc. 7/22/2004 JP Morgan       $4,249,000 $17.50 2.43%




(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.